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                                 [KIRBY LOGO]


KIRBY CORPORATION                                  Contact:  Steve Holcomb
                                                   713-435-1135

FOR IMMEDIATE RELEASE


                          KIRBY CORPORATION ANNOUNCES
                           2003 FIRST QUARTER RESULTS

     o 2003 FIRST QUARTER EARNINGS PER SHARE WERE $.28, IN LINE WITH REVISED GUIDANCE OF $.26 TO $.30

     o RESULTS NEGATIVELY IMPACTED BY SHARP INCREASE IN DIESEL FUEL PRICES AND NAVIGATIONAL DELAYS CAUSED BY WEATHER AND REPAIRS TO A MAJOR LOCK ON THE GULF INTRACOASTAL WATERWAY

     o 2003 SECOND QUARTER EARNINGS PER SHARE GUIDANCE IS $.44 TO $.48 VERSUS $.36 EARNED IN THE 2002 SECOND QUARTER

     o    2003 YEAR EARNINGS PER SHARE GUIDANCE LOWERED BY 10 CENTS TO $1.65 TO
          $1.75

HOUSTON, TEXAS (APRIL 24, 2003) - Kirby Corporation ("Kirby") (NYSE:KEX) today announced net earnings for the first quarter ended March 31, 2003 of $6,868,000, or $.28 per share, compared with $8,808,000, or $.36 per share, for the 2002 first quarter. The 2003 first quarter results were in line with Kirby's revised published earnings guidance of $.26 to $.30 per share. Consolidated revenue for the first quarter was $148,200,000 compared with $131,437,000 for the 2002 first quarter.

The marine transportation segment reported a 15% increase in revenue for the 2003 first quarter compared with the first quarter of 2002. The increase primarily was the result of the October 2002 transaction with Coastal Towing, Inc. ("Coastal"), whereby Kirby purchased 10 tank barges and 13 towboats and assumed the management for Coastal's remaining 54 active black oil tank barges. Revenues were also impacted by the January 2003 purchase of the inland marine fleet of SeaRiver Maritime, Inc. ("SeaRiver"), the U.S. marine transportation affiliate of Exxon Mobil Corporation. The SeaRiver fleet included 48 double hull inland tank barges and seven towboats, and the assumption of the leases on 16 double hull tank barges. Kirby also entered into a contract to provide inland marine transportation services to SeaRiver.

Volumes from the upriver transportation of petrochemicals were above the prior year first quarter, reflecting the continued strengthening of Midwest volumes since the 2002 second half. Black oil volumes also increased due to greater demand for residual oil as a

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substitute boiler fuel for high priced natural gas and cat cracker feedstock for the production of refined products.

The higher revenue was more than offset by increased operating expenses, caused by significantly higher fuel costs and navigational delays, which necessitated the use of additional towboats to meet service requirements and schedules. The average price per gallon of diesel fuel consumed in the 2003 first quarter was $1.03, up 78% from the 2002 first quarter average price of 58 cents and 26% higher than the 2002 fourth quarter average price of 82 cents. The effect of the higher fuel prices reduced Kirby's 2003 first quarter earnings by an estimated $.05 per share.

Navigational delays during the 2003 first quarter were caused by periods of both low and high water on the Mississippi River System, and numerous instances of fog and high winds along the Gulf Intracoastal Waterway. Delays also resulted from repairs to a major lock located on the Gulf Intracoastal Waterway.

The diesel engine services segment reported slightly higher revenue and operating income for the 2003 first quarter compared with the corresponding 2002 period. Strong power generation, rail and East Coast marine markets offset the continued weak Gulf Coast oil and gas services market, and the Midwest industrial and dry cargo inland marine markets.

Joe Pyne, Kirby's President and Chief Executive Officer, commented, "The first quarter is historically our lowest earnings quarter, as weather often affects our ability to operate efficiently. Our first quarter results are in line with our revised earnings guidance of $.26 to $.30 per share. Our transportation volume levels held up reasonably well during the first quarter, in spite of the continued uncertainty in the U.S. economy and the impact of the Iraq war."

Mr. Pyne further commented, "Looking at anticipated market conditions for the 2003 second quarter, we expect our petrochemical volumes to be consistent with 2003 first quarter volumes. With high natural gas prices, our black oil volumes should continue to be driven by demand for residual fuel, which serves as a substitute boiler fuel for natural gas. We look for a seasonal improvement in asphalt volumes. Refined products volumes are currently seeing seasonal improvements. We also anticipate our agricultural chemical volumes will improve this quarter."

Further commenting on the second quarter as well as the 2003 year, Mr. Pyne said, "Based on the above noted market factors and the continued uncertainty in the U.S. economy, our earnings per share guidance for the 2003 second quarter is $.44 to $.48, compared with $.36 earned in the 2002 second quarter. For the 2003 year, we are lowering our earnings per share guidance to $1.65 to $1.75 from previous guidance of $1.75 to $1.85. This guidance compares with 2002 net earnings per share of $1.13 per share, which included $.51 per share of impairment charges."

Kirby has scheduled a conference call at 10:00 a.m. central time today, April 24, 2003, to discuss the 2003 first quarter, and the outlook for the 2003 second quarter and full year. The conference call number is 888-391-6570 for domestic callers and 630-395-0127 for international callers. This passcode is Kirby and the leader's name is Steve Holcomb.

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An audio playback will be available starting at approximately 12:00 noon central time on April 24 through 5:00 p.m. on Friday, May 23, 2003, by dialing 888-566-0432 for domestic callers and 402-998-0608 for international callers. The conference call can also be accessed by visiting Kirby's homepage at http://www.kirbycorp.com/ or at http://www.vcall.com/. A replay will be available on each of those Web Sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2003 and 2002 first quarters with GAAP net earnings for the same periods is included in the Condensed Consolidated Supplemental Information in this press release.

Kirby Corporation, based in Houston, Texas, operates 905 inland tank barges and 229 inland towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed diesel engines used in marine, power generation and industrial, and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and the number of acquisitions made by Kirby. A listing of additional risk factors can be found in Kirby's annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION
---------------------------
Date:       April 24, 2003
Time:       10:00 a.m. central time
U.S.:       888-391-6570
Int'l:      630-395-0127
Leader:     Steve Holcomb
Passcode:   Kirby
Webcast:    http://www.kirbycorp.com/ or http://www.vcall.com/
            -------------------------    ---------------------

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A summary of the results for the first quarter follows.

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                             First Quarter
                                                                  ---------------------------------
                                                                      2003                  2002
                                                                  -------------        ------------
                                                                 (unaudited, $ in thousands except
                                                                           per share amounts)
Revenues by reportable segment:
    Marine transportation..................................       $    125,065         $    108,990
    Diesel engine services.................................             23,135               22,447
                                                                   -----------          -----------

                                                                  $    148,200         $    131,437
                                                                   ===========          ===========

Operating profits by reportable segment:
    Marine transportation..................................       $     13,704         $     15,961
    Diesel engine services.................................              2,417                2,371
                                                                   -----------          -----------
                                                                        16,121               18,332

    Equity in earnings of marine affiliates................                436                  803
    Other income (expense).................................               (410)                  14
    General corporate expenses.............................             (1,616)              (1,436)
    Interest expense.......................................             (3,454)              (3,507)
                                                                   -----------          -----------

       Earnings before taxes on income.....................             11,077               14,206
    Provision for taxes on income..........................             (4,209)              (5,398)
                                                                   -----------          -----------

       Net earnings........................................       $      6,868         $      8,808
                                                                   ===========          ===========

Earnings per share of common stock:
    Basic..................................................       $       0.29         $       0.37
    Diluted................................................       $       0.28         $       0.36

Common stock outstanding (in thousands):
    Basic..................................................             24,062               24,079
    Diluted................................................             24,327               24,545

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                CONDENSED CONSOLIDATED SUPPLEMENTAL INFORMATION

                                                                        First Quarter
                                                             ---------------------------------
                                                                 2003                  2002
                                                             -------------        ------------
                                                             (unaudited, $ in thousands except
                                                             per share and per gallon amounts)
Operating margins:
    Marine transportation.............................             11.0 %               14.6 %
    Diesel engine services............................             10.4 %               10.6 %

EBITDA: *
    Net earnings......................................     $        6,868       $        8,808
    Provision for taxes on income.....................              4,209                5,398
    Interest expense..................................              3,454                3,507
    Depreciation and amortization.....................             12,232               11,522
                                                              -----------          -----------
                                                           $       26,763       $       29,235
                                                              ===========          ===========

EBITDA per share - diluted * .........................     $         1.10         $       1.19

Capital expenditures..................................     $       18,752       $       17,320

Acquisition of tank barges and towboats...............     $       35,566       $        2,800

Average cost per gallon of fuel consumed..............     $         1.03         $       0.58

Long-term debt, including current portion.............     $      295,517       $      242,153

Stockholders' equity..................................     $      330,582       $      313,034

Debt to capitalization ratio..........................             47.2 %               43.6 %

Tank barges:
    Active............................................                905                  808
    Inactive..........................................                 62                   50

Towboats:
    Active............................................                229                  205
    Inactive..........................................                 13                    9


* Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby's GAAP financial information.

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